ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Trust and Servicing Agreement dated as of May 6, 2013, by and among CITIGROUP COMMERCIAL MORTGAGE SECURITIES INC., as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Servicer, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Special Servicer, CITIBANK, N.A., as Certificate Administrator and U.S. BANK NATIONAL ASSOCIATION, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, Series 2013-375P (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 12.7 of this Agreement, I, Daniel Marthinsen, Managing Director of Special Servicing do hereby certify that:

1.	A review of the activities of the Special Servicer during the period from January 1, 2016 through December 31, 2016 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2.	To the best of my knowledge, based on such review, the Special Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2017.

______________________________

Daniel Marthinsen
Managing Director
Wells Fargo Bank